Exhibit 99.1

Hologic Announces Chief Financial Officer Change

— Bob McMahon to Depart; Karleen Oberton, Chief Accounting Officer, Promoted to CFO —

MARLBOROUGH, Mass. (July 31, 2018) – Hologic, Inc. (Nasdaq: HOLX) announced today that Chief Financial Officer (CFO) Bob McMahon is leaving the Company to become the CFO of Agilent (NYSE: A).

Company veteran Karleen Oberton, who currently serves as Hologic’s Chief Accounting Officer, has been promoted to CFO, effective tomorrow.

“Bob has made tremendous contributions to Hologic over the last four years, and we wish him all the best in his new role,” said Steve MacMillan, the Company’s Chairman, President and Chief Executive Officer. “At the same time, we are excited to promote Karleen to CFO. She has a deep knowledge of our business and people based on more than 12 years of experience at the Company, and has been a great partner to our divisions. She has been instrumental in our efforts both to drive profitable growth, and to strengthen our balance sheet and cash flows.”

Ms. Oberton joined Hologic in 2006 as Corporate Controller, and was promoted to Chief Accounting Officer in 2015. In this role, she was responsible for the global finance organization, including controllership functions, financial planning and analysis, and shared services. She was appointed to the Company’s new Global Leadership Team in 2017. Before joining Hologic, she served as Senior Corporate Controller of Immunogen from 2004 to 2006. Prior to that, she was a Senior Audit Manager in Ernst & Young’s life science practice and in Arthur Andersen’s high technology practice. She was an active Certified Public Accountant for more than 18 years, and holds a BS in Business Administration from Merrimack College, where she is a member of the Leadership Council.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women’s health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the filings made by the Company with the SEC. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact

Michael Watts

Vice President, Investor Relations and Corporate Communications

(858) 410-8588